UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Image Entertainment, Inc.
(Exact name of registrant as specified in its charter)

Delaware	84-0685613

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

20525 Nordhoff Street, Suite 200 Chatsworth, California	91311

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☑
Securities Act registration statement file number to which this form relates:                                          (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act: Preferred Stock Purchase Rights

AMENDMENT NO. 5 TO FORM 8-A
This Amendment No. 5 amends and supplements the Registration Statement on Form 8-A initially filed with the Securities and Exchange Commission (the “Commission”) on November 3, 2005 by Image Entertainment, Inc., a Delaware corporation (the “Company”), and amended and supplemented by Amendment No. 1 filed with the Commission on April 2, 2007, Amendment No. 2 filed with the Commission on July 2, 2007, Amendment No. 3 filed with the Commission on February 6, 2008 and Amendment No. 4 filed with the Commission on November 21, 2008, as set forth below.
Item 1. Description of Registrant’s Securities to Be Registered.
On December 21, 2009. the Company announced that it had entered into a Securities Purchase Agreement, dated as of December 21, 2009 (the “SPA”), with JH Partners, LLC, a Delaware limited liability company (the “Investor Representative”), and JH Investment Partners Evergreen Fund, L.P., a Delaware limited partnership, JH Investment Partners III, L.P., a Delaware limited partnership, and JH Investment Partners GP Fund III, LLC, a Delaware limited liability company (collectively, the “Investors”), pursuant to which the Investors agreed to purchase from the Company, and the Company agreed to issue and sell to the Investors, shares of Series B Cumulative Preferred Stock and Series C Junior Participating Preferred Stock of the Company.
Immediately prior to the execution of the SPA, the Company and Computershare Trust Company, N.A., a Delaware corporation, as rights agent (the “Rights Agent”), entered into Amendment No. 5 (the “Rights Agreement Amendment”) to Rights Agreement, dated as of October 31, 2005 (the “Rights Agreement”), which provides that neither the execution, delivery nor performance of the SPA, the Registration Rights Agreement to be entered into by and among the Company, the Investor Representative and the Investors (the “Registration Agreement”) nor the consummation of any of the transactions contemplated by the SPA or the Registration Agreement will trigger certain provisions of the Rights Agreement.
In particular, the Rights Agreement Amendment provides the following: (i) none of the Investors or the Investor Representative, nor any of their respective affiliates or associates, shall be deemed to be an Acquiring Person (as such term is defined in the Rights Agreement), (ii) none of a Section 11(a)(ii) Event, a Section 13 Event, a Triggering Event, a Distribution Date, nor a Share Acquisition Date (as each such terms are defined in the Rights Agreement) shall be deemed to have occurred and (iii) no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any of Sections 3(a), 7(a), 11(a) or 13 of the Rights Agreement, in any such case by reason of (a) the announcement of the SPA, (b) the approval, execution or delivery of the SPA, the Registration Agreement or any amendments thereto or (c) the commencement or, the consummation of, any of the transactions contemplated by the SPA or the Registration Agreement.
The Amendment also redefines the term “Expiration Date” to include the time immediately prior to the initial closing of the sale of shares pursuant to the SPA and provides that the Rights Agreement will terminate and the Rights will expire immediately prior to the initial closing of the sale of shares pursuant to the SPA.
The foregoing description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement Amendment, a copy of which is filed as Exhibit 4.6 hereto, and is incorporated herein by reference.
Unless otherwise required by law, the Company disclaims any obligation to release publicly any updates or any changes in its expectations or any change in events, conditions, or circumstances on which any forward-looking statements are based.

Item 2. Exhibits.
4.1	Rights Agreement, dated as of October 31, 2005, between Image Entertainment, Inc. and Computershare Trust Company, Inc., which includes as Exhibit A thereto a form of Certificate of Designation for the Series A Junior Participating Preferred Stock, as Exhibit B thereto the Form of Rights Certificate and as Exhibit C thereto a Summary of Rights to Purchase Preferred Stock (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K/A filed with the SEC on November 2, 2005 (File No. 0-11071)).

4.2	Amendment No. 1 to Rights Agreement, dated as of March 29, 2007, between Image Entertainment, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 2, 2007 (File No. 0-11071)).

4.3	Amendment No. 2 to Rights Agreement, dated as of June 27, 2007, between Image Entertainment, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 the Company’s Current Report on Form 8-K filed on July 2, 2007 (File No. 0-11071)).

4.4	Amendment No. 3 to Rights Agreement, dated as of February 6, 2008, between Image Entertainment, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 6, 2008 (File No. 0-11071)).

4.5	Amendment No. 4 to Rights Agreement, dated as of November 20, 2008, between Image Entertainment, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on November 21, 2008 (File No. 0-11071)).

4.6	Amendment No. 5 to Rights Agreement, dated as of December 21, 2009, between Image Entertainment, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 22, 2009 (File No. 0-11071)).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.
Date: December 22, 2009

EDEN BIOSCIENCE CORPORATION

By	/s/ Michael B. Bayer

Michael B. Bayer
Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
4.1	Rights Agreement, dated as of October 31, 2005, between Image Entertainment, Inc. and Computershare Trust Company, Inc., which includes as Exhibit A thereto a form of Certificate of Designation for the Series A Junior Participating Preferred Stock, as Exhibit B thereto the Form of Rights Certificate and as Exhibit C thereto a Summary of Rights to Purchase Preferred Stock (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K/A filed with the SEC on November 2, 2005 (File No. 0-11071)).

4.2	Amendment No. 1 to Rights Agreement, dated as of March 29, 2007, between Image Entertainment, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 2, 2007 (File No. 0-11071)).

4.3	Amendment No. 2 to Rights Agreement, dated as of June 27, 2007, between Image Entertainment, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 the Company’s Current Report on Form 8-K filed on July 2, 2007 (File No. 0-11071)).

4.4	Amendment No. 3 to Rights Agreement, dated as of February 6, 2008, between Image Entertainment, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 6, 2008 (File No. 0-11071)).

4.5	Amendment No. 4 to Rights Agreement, dated as of November 20, 2008, between Image Entertainment, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on November 21, 2008 (File No. 0-11071)).

4.6	Amendment No. 5 to Rights Agreement, dated as of December 21, 2009, between Image Entertainment, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 22, 2009 (File No. 0-11071)).